ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WESBANCO, INC.

Pursuant to the provisions of Section 1006, Article 10, Chapter 31D of the Code of West Virginia, the undersigned Corporation adopted the following Articles of Amendment to its Amended and Restated Articles of Incorporation, as amended:

FIRST: The name of the corporation is Wesbanco, Inc. (the “Corporation”).

SECOND: The following amendment (“Amendment”) to the Amended and Restated Articles of Incorporation was adopted by the Shareholders of the Corporation at a Special Meeting of the Shareholders on December 11, 2024, in the manner prescribed by W.Va. Code §31D-10-1003:

That the authorized common stock of the Corporation be increased from 100,000,000 shares of the par value of $2.0833 per share to 200,000,000 shares of the par value of $2.0833 per share.

THIRD: Article IV of the Amended and Restated Articles of Incorporation, as amended, of the Corporation shall, accordingly, be further amended and re-enacted to read as follows:

IV. The total number of shares of all classes of capital stock which the corporation shall have authority to issue shall be 201,000,000 shares, which shall be divided into 200,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock, without par value.

(1) The designations, powers, rights and preferences, and the qualifications, limitations and restrictions, of the preferred stock shall be as fixed and determined, from time to time, by the Board of Directors, and the Board of Directors is authorized and empowered at any time, and from time to time, to direct and provide for the issuance of shares of preferred stock in one or more classes or series, with such voting powers, full or limited, but not to exceed one vote per share, or without voting power, and with such dividend rights, rates and conditions, and such designations, preferences and relative, participating, option or other special rights, and qualifications, limitations or restrictions thereof, as shall be fixed and determined, by the Board of Directors, by resolution or resolutions duly adopted.

FOURTH: The number of shares of common stock outstanding at the time of such adoption of the Amendment was 66,715,308 shares and the number of shares of common stock entitled to vote was 66,715,308.

FIFTH: The designation and number of outstanding shares of each class entitled to vote, as a class, were as follows:

CLASS NUMBER OF SHARES

Common 66,715,308

SIXTH: The number of shares voted for the Amendment was 54,810,825, the number of shares voted against the Amendment was 1,587,619; and the number of shares abstaining was 527,262.

SEVENTH: The number of shares of each class entitled to vote as a class voted for and against the Amendment was:

CLASS NUMBER OF SHARES VOTED

Common For: 54,810,825 Against: 1,587,619 Abstain: 527,262

EIGHTH: The manner in which any exchange, reclassification or cancellation of issued shares provided for in this Amendment shall be affected, is as follows: All outstanding common stock and preferred stock certificates shall be unaffected by the change and shall continue to represent the number of shares reflected thereon.

NINTH: The amount of the authorized capital stock of this Corporation shall be increased from the current 101,000,000 shares, which is divided into 100,000,000 shares of common stock of the par value of $2.0833 per share, and 1,000,000 shares of preferred stock, without par value, to 201,000,000 shares consisting of 200,000,000 shares of common stock of the par value of $2.0833, and 1,000,000 shares of preferred stock, without par value.

TENTH: Except as amended by these Articles of Amendment, the Amended and Restated Articles of Incorporation of the Corporation, as amended, shall remain in full force and effect.

ELEVENTH: The effective time of these Articles of Amendment is at 5:00 p.m. on the date of filing of these Articles of Amendment.

Dated this 11th day of December, 2024.

WESBANCO, INC.

By: /s/ Jeffrey H. Jackson

Jeffrey H. Jackson, President

And /s/ Linda M. Woodfin

Linda M. Woodfin, Secretary

STATE OF WEST VIRGINIA,

COUNTY OF OHIO, TO-WIT:

I, Veronica M. Berisford, a Notary Public, do hereby certify that on this 11th day of December, 2024, personally appeared before me, JEFFREY H. JACKSON and LINDA M. WOODFIN, who, being by me first duly sworn, declared that they are the President and Secretary, respectively, of WESBANCO, INC., that they signed the foregoing document as President and Secretary of the corporation, and that the statements therein contained are true.

/s/ Veronica M. Berisford

Notary Public

My commission expires: 2-19-2025

(SEAL)

This instrument was prepared by James C. Gardill, Esq., PHILLIPS, GARDILL, KAISER & ALTMEYER, PLLC, 61-14th Street, Wheeling, WV 26003.